                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 333-3574
                                         --------

           First Union Residential Securitization Transactions, Inc.
              (Issuer in respect of the FURST Mortgage Loan Trust
               Mortgage Pass-Through Certificates Series 1999-A)
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


             c/o First Union National Bank, 401 South Tryon Street
                   Charlotte, NC  28288-1179, (704) 383-9568
--------------------------------------------------------------------------------
         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

   FURST Mortgage Loan Trust Mortgage Pass-Through Certificates Series 1999-A
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               /X/
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, FURST Mortgage Loan Trust, Series 1999-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 15, 2000                By: First Union National Bank,
                                          as Indenture Trustee and on behalf
                                          of FURST Mortgage Loan
                                          Trust Mortgage Pass-Through
                                          Certificates Series 1999-A

                                      By: /s/ Robert Ashbaugh